UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.      )*

Famous Dave’s of America, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

307068106
(CUSIP Number)

December 31, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 /x /          Rule 13d-1(b)

/   /           Rule 13d-1(c)

                /   /           Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   307068106                                                                                     13G

1	NAMES OF REPORTING PERSONS.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Skylands Capital, LLC
20-0775613

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)
(b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Wisconsin

     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
5     SOLE VOTING POWER
           368,800

6     SHARED VOTING POWER
           0

7     SOLE DISPOSITIVE POWER
           421,800

8     SHARED DISPOSITIVE POWER
           0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
421,800

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

CUSIP NO.   307068106                                                                                     13G

ITEM 1 (a)             NAME OF ISSUER
Famous Dave’s of America, Inc.

ITEM 1 (b)             ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES
12701 Whitewater Drive, Suite 200
Minnetonka, MN  55343

ITEM 2 (a)             NAME OF PERSON FILING
Skylands Capital, LLC

ITEM 2 (b)             ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE
1200 North Mayfair Road, Suite 250
Milwaukee, WI  53226

ITEM 2 (c)             CITIZENSHIP
Wisconsin Limited Liability Company

ITEM 2 (d)             TITLE OF CLASS OF SECURITIES
Common stock

ITEM 2 (e)             CUSIP NUMBER
307068106

ITEM 3                   THIS STATEMENT IS FILED PURSUANT TO PARAGRAPH 240.13d-1(b) AND
THE PERSON FILING IS:
(e) an investment advisor in accordance with paragraph 240.13d-1(b)(1)(ii)(E)

ITEM 4                   OWNERSHIP:

ITEM 4 (a)             AMOUNT BENEFICIALLY OWNED:
421,800

ITEM 4 (b)             PERCENT OF CLASS:
5.6%

ITEM 4 (c)             NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

(i)	SOLE POWER TO VOTE OR TO DIRECT THE VOTE
368,800

(ii)	SHARED POWER TO VOTE OR TO DIRECT THE VOTE
0

(iii)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
421,800

(iv)	SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
0

ITEM 5                   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
N/A
.

CUSIP NO.   307068106                                                                                     13G

ITEM 6	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

The shares reported are held in four private investment funds and 2 separate accounts managed by Skylands Capital, LLC and one SICAV fund sub-advised by Skylands Capital, LLC.  No one fund or person beneficially owns more than 5% of the outstanding shares.

ITEM 7	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
N/A

ITEM 8	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
N/A

ITEM 9	NOTICE OF DISSOLUTION OF THE GROUP:
N/A

ITEM 10	CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2013
Date

BY:	Pamela A. Cavanaugh
Signature

Vice President & Treasurer
Skylands Capital, LLC
Title